                                                                     Exhibit 3.2

                           Certificate of Amendment
                                      of
                         Certificate of Incorporation
                                      of
                           SupplierMarket.com, Inc.


     SupplierMarket.com, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:
 -----------

     FIRST: That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, the Board of Directors and Stockholders duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation.

     SECOND: Effective upon the filing of this Certificate of Amendment on February 29, 2000, the outstanding shares of Common Stock of this Corporation are hereby combined into a lesser number of shares at a ratio of one share per each two outstanding shares.

     THIRD: Upon the effectiveness hereof, the following provision shall be added to Article IV.B. of the Certificate of Incorporation of the Corporation:

"IV.B.5. Effective upon the filing of a Certificate of Amendment on February 29, 2000, the Corporation effected a reverse stock split of its Common Stock by combining its outstanding shares of Common Stock at a ratio of one share per two outstanding shares."



                                                  /s/ Jonathan Burgstone
                                                  -----------------------------
                                                  Jonathan Burgstone, CEO